FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	November 20, 2009

(765) 747-2880

MutualFirst Financial, Inc.

DECLARES CASH DIVIDEND

MUNCIE, INDIANA – MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $.06 per share for the fourth quarter of 2009.  The dividend will be payable on December 24, 2009 to shareholders of record on December 11, 2009.

“This quarterly dividend allows for continued capital growth in our Company.  Increasing capital will allow greater flexibility in meeting the needs of our clients and communities,” said David W. Heeter, President and CEO.  Heeter continued, “MutualBank exceeds all regulatory guidelines for being well capitalized and enhancing capital during these challenging economic times is prudent.”

MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Forward-Looking Statements:
Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.